Date:    August 1, 2018

Re:     Highly Confidential – Not To Be Discussed With Other Employees;
Award of Restricted Stock Units in Spark Energy, Inc.

NOTICE OF GRANT OF CHANGE IN CONTROL RESTRICTED STOCK UNIT

I am very pleased to inform you that pursuant to the terms and conditions of the Spark Energy, Inc. Amended and Restated Long Term Incentive Plan, attached as Appendix A (the “Plan”), and the associated Restricted Stock Unit Agreement, attached as Appendix B (the “Agreement”), you are hereby granted an award to receive the number of Restricted Stock Units set forth below whereby each Restricted Stock Unit represents the right to receive one share of Stock, plus rights to certain Dividend Equivalents described in Section 3 of the Agreement, subject to certain restrictions thereon, and under the terms and conditions set forth below, in the Agreement, and in the Plan (the “Restricted Stock Units”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Grantee:
Date of Grant:	August 1, 2018 (“Date of Grant”)
Number of Restricted Stock Units:
Vesting Schedule:

The restrictions on all of the Restricted Stock Units granted pursuant to the Agreement and any associated Additional Restricted Stock Units (as defined and described in Section 3 of the Agreement) will expire, the Restricted Stock Units (and any Additional Restricted Stock Units) will vest, and Stock will become issuable with respect to the Restricted Stock Units (and any Additional Restricted Stock Units), as set forth in Section 6 of the Agreement (which Stock will be transferable when issued and nonforfeitable) upon a “Change in Control” as defined below.
“Change in Control” means the occurrence of one of the following events with respect to the Company and its subsidiaries:
(i) The consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act: (X) by any Person, of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), or (Y) by any Person (including the Company or its affiliates) of 90% or more of the then total outstanding shares of Class A Common Stock of the Company; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;
(ii) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;
(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities that represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(v) a public offering or series of public offerings by Retailco, LLC and its affiliates, as a selling shareholder group in which their total interest drops below 10 million of the total Outstanding Company Voting Securities;
(vi) a disposition by Retailco, LLC and its affiliates of its Outstanding Company Voting Securities such that their total interest drops below 10 million of the total Outstanding Voting Securities; or
      (vii) Any other business combination, liquidation event or restructuring of the Company which the Compensation Committee deems in its discretion to achieve the principles of a Change in Control; notwithstanding that such transaction does not fall with the foregoing list; provided that, for any transaction in which a member of the Compensation Committee shall have a financial interest (other than ownership of equity awards under the Long Term Incentive Plan and common stock constituting less than 1% of the total outstanding shares) such member shall not participate or vote in this determination.
A Change in Control shall be deemed to have occurred hereunder notwithstanding Grantee’s termination of Grantee’s employment for convenience by the Company or for Good Reason (as such terms are defined in Recipient’s employment agreement or if no such employment agreement exists then how such terms are defined by the Company in connection with the employment agreements of its executive officers) within the period that is 120 days prior to the execution of definitive agreements evidencing such transaction.
Solely for purposes of these Restricted Stock Units, no Change in Control hereunder shall be deemed to occur if the “Change in Control Price” is below $7.00. For purposes of this Agreement, the “Change in Control Price” shall equal the amount determined in the following clause (i), (ii), (iii), (iv), (v), (vi) or (vii) whichever is applicable, as follows: (i) the price per share offered to holders of Company Common Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control takes place, (v) the weighted average gross public offering price for the public offerings in which a Change in Control occurs; (vi) the weighted average price per share obtained by Retailco, LLC and its affiliates for their sale of their interest below threshold amounts in which a Change in Control occurs; (vii) the weighted average price per share offered by any Person for their purchase of outstanding Stock that triggers a Change in Control; or (viii) if such Change in Control occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) of this definition, the Fair Market Value per share of the Stock that may otherwise be obtained for the Company Common Stock, as determined by the Compensation Committee as of the date determined by the Compensation Committee to be the date of consummation of the Change in Control. In the event that the consideration offered to stockholders of the Company in any transaction described in this section consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.
The Change in Control Price will also be adjusted upon a subdivision or consolidation of the Outstanding Company Voting Securities or upon a recapitalization of the Company in the same manner as provided for in Section 9 of the Plan.
The definition of Change in Control applicable to these Restricted Stock Units is different from the definition of Change in Control in the Plan. You may have other Restricted Stock Units that become vested upon a different definition of Change in Control in the Plan or in your individual employment agreement.

The Award Documents include the following items:

•	The Spark Energy, Inc., 2015 Long-Term Incentive Restricted Stock Unit Agreement;

•	A copy of the Spark Energy, Inc., Amended and Restated Long Term Incentive Plan; and

•	A Section 10(a) Prospectus covering the Restated award pursuant to the Plan.
You acknowledge and agree that (a) you are not relying upon any written or oral statement or representation of the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with your execution of this Notice of Grant of Restricted Stock Units and your receipt and holding of and the vesting of the Restricted Stock Units, and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your execution of the Agreement and your receipt and holding of and the vesting of the Restricted Stock Units.
Please understand that the award granted to you pursuant to the attached is highly confidential and must not be discussed with anyone else other than your spouse or representative. Please do not discuss this with other employees, as some of those employees may not have received awards under the Plan at this time. We need all of our employees to work very hard to make the Company successful, even those employees who may not have received awards at this time. We appreciate your adherence to this very important non-disclosure requirement.
You further acknowledge receipt of a copy of the Plan and the Agreement and agree to all of the terms and conditions of the Plan and the Agreement which are incorporated herein by reference.
Congratulations, and thanks for your commitment to our continued success!

Spark Energy, Inc.,

/s/ Nathan Kroeker

Nathan Kroeker
President

Attachments:	Appendix A – Spark Energy, Inc. Amended and Restated Long Term Incentive Plan
Appendix B – Restricted Stock Unit Agreement

Appendix A
Spark Energy, Inc. Amended and Restated Long Term Incentive Plan
Appendix B
Restricted Stock Unit Agreement

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